EXHIBIT 5.2

Legal Opinion of Wigley & Associates

WIGLEY & ASSOCIATES

Barristers & Solicitors at Law

Notary Public

 Spencer House

P. O. Box 821

The Valley, Anguilla

Telephone : (264) 497-8129

Telephone : (264) 497-0039

Fax : (264) 497-8289

Email: wigleyj@anguillanet.com

                                                                                     February 22, 2005

The Board of Directors of                                              The Board of Directors of

Bingo.com, Inc.                                                             Bingo.com, Ltd.

Suite 1405                                                                     Box 821

1166 Alberni Street                                                        The Valley

Vancouver, B.C.                                                           Anguilla, B.W.I.

V6E 3Z3

Canada

Dear Sirs:

                        Re:  Merger of Bingo.com, Inc. and Bingo.com, Ltd. under the

                                 International Business Companies Act (c.120) of Anguilla, B.W.I. (the "IBCAA")

We have acted in the capacity as solicitors for  Bingo.com, Ltd. in connection with the proposed merger between Bingo.com, Ltd. and Bingo.com, Inc. under the IBCAA.  In that regard, we are giving the opinions expressed below.  The opinions expressed below are for the benefit of the addressees in connection with the merger of Bingo.com, Inc. and Bingo.com, Ltd.

Scope of Inquiries

We have participated in the preparation of or have examined the following documents:

(a)        Agreement and Plan of Merger between Bingo.com, Inc. and Bingo.com, Ltd. dated the 15th day of October, 2004 (the "Agreement and Plan of Merger");

(b)        Legal Opinion of U.S. Counsel practising in jurisdiction of incorporation of Bingo.com, Inc.;

(c)        the Articles of Incorporation, Articles of Continuance and By-Laws of Bingo.com, Inc. and Bingo.com, Ltd.;

(d)        the minute book of Bingo.com, Ltd.;

(e)        the Certificate of Continuation of Bingo.com, Ltd. under the IBCAA;

We have also examined such statutes, public records, certificates and other documents and have made such other searches and examinations which we have considered necessary in order to give the opinions expressed below.

Assumptions

We have assumed:

(a)        the authenticity of documents purporting to be originals or photostatic or facsimile copies of originals;

(b)        the conformity to originals of documents purporting to be photostatic or facsimile copies of originals;

(c)        the genuineness of all signatures on all documents reviewed by us;

(d)        the accuracy and completeness of all representations and statements of fact contained in any certificate or other document upon which we have relied and identified herein;

(e)        the identity, capacity and authority of any person acting or purporting to act in a representative capacity or as a public official; and

(f)        the accuracy and completeness of all information provided to us (in written form or by facsimile transmission) by offices of public record.

We have not undertaken any independent investigation to verify the accuracy or completeness of these assumptions.  In the course of giving this opinion, nothing has come to our attention which leads us to believe that any of these assumptions are incorrect in any material respects.

Opinion

Based and relying on the foregoing and subject to the qualifications set out below, we are of the opinion that:

1.         Bingo.com, Ltd. is duly incorporated and validly existing under the International Business Companies Act (c.120) of Anguilla, B.W.I. and has not been discontinued under the IBCAA or been dissolved and is, with respect to the filing of the annual reports and financial statements with the Registrar of Companies under the IBCAA, in compliance with the IBCAA.

2.         Bingo.com, Ltd. has all requisite corporate right, power and authority and is qualified to carry on business and own its assets in the jurisdictions in which it carries on business and to execute and deliver the Agreement and Plan of Merger.

3.         The Agreement and Plan of Merger has been duly authorized, executed and delivered by Bingo.com, Ltd. and constitutes a legal, valid and binding obligation of Bingo.com, Ltd. enforceable in accordance with its terms.

4.         The authorized capital of Bingo.com, Ltd. consists of an unlimited number of common shares which have been duly and validly created and authorized of which there are 2,000 common shares duly and validly allotted and issued and outstanding registered in the name of Bingo.com, Inc.

5.         Upon the effective date of the merger between Bingo.com, Inc. and Bingo.com, Ltd.,  the following persons will comprise the Board of Directors of Bingo.com, Ltd., each of whom will be duly and validly elected or appointed as a director of Bingo.com, Ltd.:

Tryon M. Williams

Peter Crossgrove

6.         The merger between Bingo.com, Ltd. and Bingo.com, Inc. will become effective in Anguilla, B.W.I. on the date the Articles of Merger are registered by the Anguillan Registrar of Companies and Bingo.com, Ltd. will be the surviving company of the merger, governed by laws of Anguilla, B.W.I. and subject to the IBCAA.

7.         On completion of the merger, the surviving company, Bingo.com, Ltd. will have 24,399,086 common shares issued and outstanding as fully paid and non-assessable.

Qualifications

The opinions expressed above are subject to the following qualifications:

(a)        the opinions are limited to matters governed by the laws of Anguilla, British West Indies; and

(b)        the headings appearing in this opinion are for the convenience of reference only and in no way limit or enlarge the scope or meaning of the opinions expressed above.

We hereby consent to the use of this opinion as an exhibit to Bingo.com, Inc.'s S-4 Registration Statement filed pursuant to the Securities Exchange Act of 1933, as amended, and to the reference to our name in the S-4 Registration Statement constituting a part of such Registration Statement under the heading "Legal Matters."

                                                                                    Yours faithfully,

                                                                                    Wigley & Associates

                                                                                    Per: /s/ Ravj Bahadur-Singh

                                                                                    Ravj Bahadur-Singh